Exhibit 99.1

FOR IMMEDIATE RELEASE
Newly Released Data on Three PGHD Patients Treated with LUM-201 in Prior Phase 2 Study To Be Presented in Lumos Pharma Key Opinion Leader Webinar
Virtual KOL Event is scheduled for Today, April 27th @ 10:30 AM ET
AUSTIN, TX, April 27, 2021 (GLOBE NEWSWIRE) – Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, today announced that new data highlights from three patients with pediatric growth hormone deficiency (PGHD) previously treated with the company’s lead asset LUM-201 will be presented during a virtual key opinion leader (KOL) event to be held today, April 27, 2021, at 10:30am ET.
The webinar will feature presentations by KOLs Bradley S. Miller, M.D., Ph.D., University of Minnesota, and Fernando Cassorla, M.D., University of Chile, who will discuss the current treatment and unmet medical need in PGHD. Drs. Miller and Cassorla will be available to answer questions following the formal presentations. In today’s webinar, the Lumos management team will also give a corporate update and discuss their leading pipeline candidate LUM-201 in PGHD.
This never previously released data from Merck’s 020 study will be presented by Dr. Cassorla as part of his overview of the key aspects of LUM-201’s mechanism of action. This subgroup of the Merck 020 trial specifically examined the effect LUM-201 had on the pulsatile secretion of growth hormone (GH) over 24 hours in patients with PGHD after 6 months of treatment with LUM-201, compared to that patient’s baseline GH secretion. As has been previously disclosed in adults, LUM-201 increased the pulsatile release of growth hormone for 24 hours in Predictive Enrichment Marker (PEM) Positive subjects (N=2). GH area under the curve (AUC) increases of less than 2-fold in these PEM-Positive subjects resulted in sizable increases in height velocity after 6 months of treatment. The importance of PEM selection is demonstrated with one PEM-Negative subject showing no increase in GH AUC over the 24-hour monitoring period nor an increase in height velocity after 6 months of treatment with LUM-201. These data support the mechanism of action of LUM-201, augmented pulsatile release of GH, and further support the use of PEMs to identify patients likely to respond to LUM-201. These results are also consistent with data published recently in the Journal of the Endocrine Society (JES) and presented at the Endocrine Society 2021 Annual Meeting.
To register for the webinar, please click here.
Investors and the general public are invited to listen to a live audio webcast of the conference call, which may be accessed five minutes prior to the start of the call by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international) or through the link, https://edge.media-server.com/mmc/p/dvreqx64. The link to the live webcast may also be found in the “Investors & Media” section of the Lumos Pharma website, under “Events & Presentations.” A replay of the call will be available for two weeks from the date of the call and may be accessed through the same link above or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode: 5863619.
About Pediatric Growth Hormone Deficiency and LUM-201
Growth hormone (GH) deficiency is the consequence of inadequate secretion of growth hormone from the pituitary gland that results in low GH in the body, insufficient production of downstream signaling molecules required for growth, and the subsequent lack of growth. In children, this rare disorder is called pediatric growth hormone deficiency (PGHD). LUM-201, also known as ibutamoren, is an orally administered small molecule that promotes the secretion of GH from the pituitary gland and represents an opportunity for appropriately selected patients to avoid the daily or weekly injections involved with current or forthcoming therapies. LUM-201 has been observed to increase the amplitude of endogenous pulsatile GH secretion, which mimics the natural pattern of GH secretion.

Exhibit 99.1

About Lumos Pharma
Lumos Pharma, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2b clinical trial, the OraGrowtH210 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.

###
Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com

Corey Davis, PhD
LifeSci Advisors
cdavis@lifesciadvisors.com

.